As filed with the Securities and Exchange Commission on April 9, 2019
Registration Statement No. 333-198597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERSHING GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	26-0657736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1658 Cole Boulevard

Building 6-Suite 210

Lakewood, CO 80401

720-974-7254

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Darren Blasutti

President

1658 Cole Boulevard

Building 6-Suite 210

Lakewood, CO 80401

720-974-7254

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Thomas M. Rose

Troutman Sanders LLP

401 9th Street, NW, Suite 1000

Washington, DC 20004

202-274-2950

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☒	Smaller Reporting Company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Pershing Gold Corporation, a Nevada corporation (the “Company”), constitutes the Post-Effective Amendment No. 2 to the registration statement on Form S-3 (File No. 333-198597) (the “Registration Statement”), which was originally filed by the Company on Form S-1 with the U.S. Securities and Exchange Commission on September 5, 2014, declared effective on September 25, 2014, subsequently amended on Form S-3 on September 23, 2015, and declared effective on October 8, 2015.

As previously disclosed, on September 28, 2018, the Company entered into an Agreement and Plan of Merger, which was subsequently amended by the First Amendment to the Merger Agreement, dated March 1, 2019 (the “Merger Agreement”), with Americas Silver Corporation (“Americas Silver”) and R Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Americas Silver. Pursuant to the Merger Agreement, on April 3, 2019, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Americas Silver (the “Transaction”).

As a result of the Transaction, the offering pursuant to the Registration Statement has been terminated because the Company intends to deregister its securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings thereunder, the Company hereby removes from registration all securities registered but not sold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, United States of America, on April 9, 2019.

PERSHING GOLD CORPORATION

By:	/s/ Darren Blasutti
Name:	Darren Blasutti
Title:	President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.